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                                                                   EXHIBIT 99.01

                          DESCRIPTION OF CAPITAL STOCK



GENERAL

     Immediately following the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2000, we had outstanding 14,855,053 shares of common stock, assuming the conversion of all preferred stock into common stock, which will occur upon the completion of this offering. As of March 31, 2000, we had approximately 180 stockholders.



COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.



PREFERRED STOCK

     Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue preferred stock in one or more series. Each series may have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

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WARRANTS

     As of March 31, 2000, we had outstanding the following warrants to purchase our preferred stock:

                                                              TOTAL NUMBER
                                                                OF SHARES
                                                               SUBJECT TO       EXERCISE PRICE
TYPE OF STOCK                                                   WARRANTS          PER SHARE      EXPIRATION DATE
                                                              ------------      --------------   ---------------
Series A Preferred Stock ..............................          16,768             $0.80        April 13, 2000
Series A Preferred Stock ..............................          80,000             $0.625       February 18, 2001
Series B Preferred Stock ..............................          16,667             $0.90        April 1, 2001
Series B Preferred Stock ..............................          16,667             $0.90        March 29, 2002

     The warrant to purchase 16,768 shares of Series A preferred stock was exercised in April 2000. Following completion of this offering, the warrant to purchase 80,000 shares of Series A preferred stock will become exercisable for 80,000 shares of our common stock, and the warrants to purchase Series B preferred stock will become exercisable for 34,734 shares of our common stock.



REGISTRATION RIGHTS

     Stockholders and warrant holders beneficially owning 9,193,831 shares of our common stock after this offering are entitled to rights with respect to the registration of their shares under the Securities Act, as described below.

     Demand Registration Rights. At any time after six months following the completion of this offering, the holders of at least a majority of the shares having registration rights can request that we register all or a portion of their shares so long as the total offering price of the shares to the public is at least $4,000,000. We are required to file only one registration statement in response to this demand registration right. We may postpone the filing of this registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders, although we may only exercise this right once in any 12-month period. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in that registration statement.

     Piggyback Registration Rights. If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in this registration, subject to specified exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders to 25% of the total shares covered by the registration statement.

     Form S-3 Registration Statements. The holders of the shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares of common stock offered to the public is at least $1,000,000. These holders may only require us to file two Form S-3 Registration Statements in any 12-month period. We may postpone the filing of any registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders, although we may exercise this right only once in any 12-month period.

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     We will pay all expenses related to any demand or piggyback registration and up to two registrations on Form S-3, except for underwriters' discounts and commissions, which will be paid by the selling stockholders. The registration rights described above will expire five years following the completion of this offering.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of our restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions;

     o divide our board of directors into three classes serving staggered three-year terms;

     o require that directors only be removed "for cause" and only with the approval of 66 2/3 % of our stockholders;

     o eliminate the right of stockholders to act by written consent without a meeting;

     o    limit the right of stockholders to call special meetings;

     o    eliminate cumulative voting in the election of directors;

     o allow us to issue preferred stock without any vote or further action by the stockholders; and

     o    establish advance notice requirements for various stockholder actions.


     The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or making it more difficult for stockholders to take various corporate actions.


     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to specified exceptions, prohibits a Delaware corporation from engaging in any "business combination"' with any "interested stockholder," unless:

     o prior to the date of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     o upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in

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          which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o on or subsequent to the date of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

     This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Talarian and, accordingly, may discourage attempts to acquire us.


CALIFORNIA FOREIGN CORPORATION LAW

     Section 2115 of the California Corporations Code provides that under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as "quasi-California" corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

     o the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution; or

     o (a) the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities; and

     o (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those years, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

     Following this offering, we will be exempt from the application of Section 2115 until October 1, 2001, and thereafter we will be exempt if we remain listed on the Nasdaq National Market and our voting stock is held by more than 800 stockholders.

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TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.


LISTING

     We have obtained approval to list our common stock on the Nasdaq National Market under the trading symbol "TALR."


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